UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): January 18, 2005


                                PhotoWorks, Inc.
             (Exact name of registrant as specified in its charter)

                                     0-15338
                            (Commission File Number)

       Washington                                        91-0964899
 (State or other jurisdiction              (I.R.S. Employer Identification No.)
   of incorporation)


                    1260 16th Avenue West, Seattle, WA 98119
             (Address of principal executive offices, with zip code)

                                  206-281-1390
              (Registrant's telephone number, including area code)

          [Former Name or Former Address, if applicable]
          (Former name or former address, if changed since last report)


     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  Written communications pursuant to Rule 425 under the Securities Act(17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into or Amendment of Material Definitive Agreement

         On January 18, 2005 the Company entered into an agreement with District Photo under which District Photo will provide photofinishing and digital scanning services for the Company's mail order film development business. The agreement provides for a 120-day transition period beginning March 8, 2005, after which time all of the Company's mail-order film development and digital scanning will be provided by District Photo. Unless sooner terminated due to a material breach of the agreement, the term of the agreement expires on March 8, 2008. Thereafter, the agreement automatically renews for an additional two-year period unless either party provides written notice at least 90 days prior to the termination date. The Company has the right to unilaterally terminate the agreement during the first 120- days following receipt by District Photo of PhotoWorks first order; provided the termination is due to documented quality or service issues.

Item 2.05 Costs Associated with Exit or Disposal Activities

         In connection with the outsourcing of its photofinishing operations to District Photo, on January 21, 2005, the Company announced that it intends to reduce its workforce by approximately 66 employees, constituting approximately 50% of its workforce. The Company anticipates recording a charge of approximately $200,000 in its second quarter of fiscal 2005 for severance and other costs in connection with the reduction in force. All of this amount will consist of future cash expenditures. It is anticipated that the reduction in force will be completed by approximately March 31, 2005. The outsource agreement is expected to result in lower overall manufacturing costs as a result of the reduction in the Company's overhead costs related to the film processing activities.

         In anticipation of the potential outsourcing arrangement, the Company revised the expected useful lives of certain assets related primarily to its photofinishing operations beginning in July 2004. As of February 26, 2005, the equipment used in its photofinishing operations will be fully depreciated. The change in estimated lives of the assets resulted in approximately $150,000 of additional depreciation expense in fiscal years 2004 and 2005.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                PhotoWorks, Inc.



Date:  January 21, 2005            By:  /s/ Philippe Sanchez
                                        Philippe Sanchez
                                        President and Chief Executive Officer